Exhibit 5.1

Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 Tel 415.393.8200 www.gibsondunn.com

March 7, 2018

Rocket Pharmaceuticals, Inc.

430 East 29th Street, Suite 1040

New York, NY 10016

Re:	Rocket Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of (i) up to 6,959,347 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the assumption of outstanding stock option awards granted under the Rocket Pharmaceuticals Ltd. 2015 Share Option Plan (the “Target Plan”); (ii) up to 2,944,702 shares of Common Stock that remained available for issuance under the Target Plan and were added to the share reserve of the Rocket Pharmaceuticals, Inc. Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”); (iii) up to 272,227 shares of Common Stock that were automatically added to the shares authorized for future issuance under the 2014 Plan; and (iv) up to 6,562 shares of Common Stock that were automatically added to the shares authorized for future issuance under the Rocket Pharmaceuticals, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (the “ESPP” and, together with the Target Plan and the 2014 Plan, the “Plans”).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the respective Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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